As filed with the Securities and Exchange Commission on August 4, 2003

Registration No. 333-107016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HILLENBRAND INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1160484 (I.R.S. Employer Identification No.)

700 State Route 46 East
Batesville, Indiana 47006-8835
(812) 934-7000
(Address including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Patrick D. de Maynadier
Vice President, Secretary and General Counsel
Hillenbrand Industries, Inc.
700 State Route 46 East
Batesville, Indiana 47006-8835
(812) 934-7000
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Charles H. Still, Jr.
Bracewell & Patterson, L.L.P.
711 Louisiana Street, Suite 2900
Houston, Texas 77002-2781
(713) 221-3309
Fax: (713) 437-5318

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the initial offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion dated August 4, 2003

PROSPECTUS

HILLENBRAND INDUSTRIES, INC.

$1,000,000,000

Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants to Purchase Debt Securities, Preferred Stock and Common Stock
Securities Purchase Contracts
Securities Purchase Units

WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN
SUPPLEMENTS TO THIS PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT
CAREFULLY BEFORE YOU INVEST.

     Our common stock is listed on the New York Stock Exchange under the trading symbol “HB”.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003.

HILLENBRAND INDUSTRIES, INC.
RATIO OF EARNINGS TO FIXED CHARGES
ABOUT THIS PROSPECTUS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
VALIDITY OF THE SECURITIES
EXPERTS
SIGNATURES
EXHIBIT INDEX
Computation of Ratio of Earnings to Fixed Charges
Consent of PricewaterhouseCoopers LLP

Hillenbrand Industries, Inc.	1
Ratio of Earnings to Fixed Charges	1
About This Prospectus	1
Use of Proceeds	2
Description of Debt Securities	3
Description of Preferred Stock	13
Description of Depositary Shares	15
Description of Common Stock	18
Description of Warrants	19
Description of Securities Purchase Contracts and Securities Purchase Units	20
Plan of Distribution	21
Where You Can Find More Information	23
Incorporation of Certain Documents by Reference	23
Forward-Looking Statements	23
Validity of the Securities	25
Experts	25

-i-

HILLENBRAND INDUSTRIES, INC.

     Hillenbrand Industries, Inc. is a diversified, public holding company and the owner of 100% of the capital stock of its three major operating companies serving the health care and funeral services industries: Hill-Rom Company, Batesville Casket Company and Forethought Financial Services. Hill-Rom is a manufacturer of equipment for the health care industry and a provider of associated systems for wound and pulmonary care. Batesville Casket and Forethought both serve the funeral services industry. Batesville Casket is a manufacturer of caskets and cremation-related products while Forethought is a provider of funeral planning financial products. Unless the context otherwise requires, the terms “Hillenbrand”, “we” and “us” refer to Hillenbrand Industries, Inc. and its consolidated subsidiaries.

     Hillenbrand is an Indiana corporation, and our principal executive offices are located at 700 State Route 46 East, Batesville, Indiana   47006-8835. Our telephone number is (812) 934-7000. Our website is www.hillenbrand.com. Information on, or accessible through, this website is not a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges of Hillenbrand for each of the periods indicated. Because Hillenbrand had no shares of preferred stock outstanding during any of the periods presented or as of the date of this prospectus, we do not separately present the ratio of earnings to combined fixed charges and preferred stock dividends. Refer to Exhibit 12 to the registration statement of which this prospectus forms a part for information regarding the computation of the ratio of earnings to fixed charges.

	Nine months	Ten months	Fiscal year ended
	ended	ended
	June 30,	September 30,	December 1,	December 2,	November 27,	November 28,
	2003	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	11.0	*	8.7	8.1	6.7	9.6

*   As a result of the net loss incurred for the ten months ended September 30, 2002, earnings were insufficient to cover fixed charges by approximately $35 million. Earnings for this period included a litigation charge of $250 million associated with Hillenbrand’s settlement of its antitrust litigation with Kinetic Concepts, Inc.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Hillenbrand has filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over approximately the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information”.

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of the documents.

     Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents By Reference”.

USE OF PROCEEDS

     Unless we specify otherwise in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for general corporate purposes. General corporate purposes may include, without limitation:

•	repayment of debt;

•	investments in our subsidiaries;

•	redemption or repurchase of securities; and

•	financing of possible acquisitions or business expansion or the refinancing of prior acquisitions.

The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

     The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of December 1, 1991, between Hillenbrand and LaSalle Bank National Association, as trustee. This indenture is referred to as the “senior indenture”. The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the “subordinated indenture”. The senior indenture and the subordinated indenture are together called the “indentures”.

     The following is a summary of the most important provisions of the indentures. Copies of the indentures are filed as exhibits to the registration statement of which this prospectus is a part. Section references below are to the sections in the applicable indentures. The referenced sections of the indentures are incorporated by reference. We encourage you to read our indentures.

     General

     Neither indenture limits the amount of debt securities that we may issue. Debt securities may be issued up to the principal amount authorized by our board of directors from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

     The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will describe the particular amounts, prices and terms of those debt securities. These terms will include:

•	the title of the debt securities;

•	any limit upon the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, that the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the record date for any interest payable on any interest payment date;

•	any optional or mandatory redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants;

•	whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, any foreign currency or foreign currency units;

•	whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any conversion or exchange provisions; and

•	any other specific terms of the debt securities.

     Unless we otherwise specify in the prospectus supplement:

•	the debt securities will be registered debt securities;

•	the principal amount of debt securities will be payable upon a declaration of acceleration; and

•	registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000. (Section 302 of the indentures).

     If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will describe any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other considerations relevant to these securities.

     Exchange, Registration and Transfer

     Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

     The designated security registrar in the United States for the senior debt securities is LaSalle Bank National Association, located at 135 S. La Salle Street, Chicago, Illinois 60603. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

     In the event of any redemption in part of any series of debt securities, we will not be required to issue, register the transfer of or exchange debt securities of any series between the opening of business 15 days before the day of the mailing of a notice of redemption of securities of the series selected for redemption and the close of business on the day of mailing of the relevant notice of redemption.

     (Section 305 of the indentures)

     Payment and Paying Agent

     We will pay principal, and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made at the office of the paying agent or by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Section 307 of the indentures)

     If any amount payable on any debt security or coupon remains unclaimed at the end of three years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1003 of the indentures)

     Our paying agent in the United States for the senior debt securities is LaSalle Bank National Association, located at 135 S. La Salle Street, Chicago, Illinois 60603. We will designate the paying agent for the subordinated debt securities in the applicable prospectus supplement.

     Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement. (Section 311 of the senior indenture; Section 204 of the subordinated indenture)

     Unless we otherwise specify in a prospectus supplement, we anticipate that the following provisions will apply to our depositary arrangements:

      U.S. Book-Entry Securities. Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as “book- entry securities”.

     When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary. Institutions that have accounts with the depositary are referred to as “participants”.

     The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

     Ownership of book-entry securities is limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or by participants or persons that hold through other participants.

     So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

     Owners of book-entry securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of those debt securities under either indenture.

     Special Situation When a Global Security Will Be Terminated. In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors below.

     The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under “Events of Default, Notice and Waiver”.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary—and not we or the trustee—is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 311 of the senior indenture; Section 204 of the subordinated indenture)

     We expect that the depositary for book-entry securities of a series will immediately credit participants’ accounts with payments received by the depositary or nominee in amounts proportionate to the participants’ beneficial interests as shown on the records of such depositary.

     We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

     Satisfaction and Discharge; Defeasance

     We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 401 of the indentures)

     Each indenture contains a provision that permits us to elect:

     1.     to be discharged from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

     2.     to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

(a)	the limitations on mergers, consolidations and transfers of assets,

(b)	with respect to the senior indenture, the limitations on liens, and

(c)	with respect to the senior indenture, the limitations on sale and leaseback transactions.

     To make either of these elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of these elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

     If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indentures, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Article XIII of the senior indenture; Section 403 of the subordinated indenture).

     Events Of Default, Notice and Waiver

     If a specified event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series (or, if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement) to be due and payable immediately. Upon the occurrence and continuance of an event of default relating to Hillenbrand’s bankruptcy, insolvency or reorganization, the principal amount (or portion thereof in the case of original issue discount securities) will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of debt securities.

     The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series if we satisfy certain conditions. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 502 and 513 of the indentures)

     Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

•	we fail to pay interest when due on debt securities of that series for 30 days after it is due;

•	we fail to pay the principal of or any premium on debt securities of that series when due;

•	we fail to perform any other covenant in the indenture related to the debt securities of the series and this failure continues for 90 days after we receive written notice of it;

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided in a supplemental indenture or board resolution under which a series of debt securities is issued or in the form of that debt security occurs.

     (Section 501 of the indentures)

     For the events of default applicable to a particular series of debt securities, see the prospectus supplement relating to that series. A default under our other indebtedness will not be a default under the indentures, and a default under one series of debt securities will not necessarily be a default under another series.

     Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 602 of the indentures)

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 603 of the indentures)

     If such indemnification is provided, the holders of a majority in principal amount of outstanding debt securities of any series may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 512 of the indentures)

     Each indenture includes a covenant that we will deliver within 120 days after the end of each fiscal year to the trustee a certificate of no default, or specifying the nature and status of any default that exists. (Section 1009 of the senior indenture; Section 1004 of the subordinated indenture)

     Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

     Modification of the Indentures

     Together with the trustee, we may, when authorized by our board of directors, modify the indentures without the consent of the holders of debt securities for limited purposes, including, but not limited to, adding to our covenants or events of default, establishing forms or terms of debt securities and curing ambiguities. (Section 901 of the indentures)

     Together with the trustee, we may, when authorized by our board of directors, also make modifications and amendments to each indenture with the consent of the holders of not less than 66-2/3% in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;

•	reduce the principal, premium (if any) or rate of interest, or change the method of computing the amount of principal or interest, on any debt security;

•	change any place of payment or the currency in which any debt security or any premium or interest thereon is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indentures; or

•	modify the provisions in the indentures relating to the waiver of past defaults and the waiver of certain covenants.

     (Section 902 of the indentures)

     Notices to Holders

     Notice shall be given to holders of securities by mail to the addresses of the holders as they appear in the security register. (Section 106 of the indentures)

     Title

     We, the trustee, and any agent of ours or the trustee may treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 308 of the indentures)

     Replacement of Securities

     We will replace debt securities that have been mutilated, but you will have to pay for the replacement and will have to surrender the mutilated debt security to the trustee first. Debt securities that become destroyed, stolen, or lost will only be replaced by us upon your providing evidence of destruction, loss, or theft that the trustee and we find satisfactory. In the case of a destroyed, lost, or stolen debt security, we may also require you, as the holder of the debt security, to indemnify the trustee and us before we will issue any replacement debt security. (Section 306 of the indentures)

     Governing Law

     The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

     Our Relationship with the Trustee

     We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

     Limitation on Merger, Consolidation and Transfers or Conveyances of Assets

     The following covenant is applicable to both our senior debt securities and our subordinated debt securities. We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to another person unless:

•	the successor is a U.S. corporation that assumes our obligations under the debt securities and the indentures; and

•	immediately after giving effect to the transaction, there is no default under the applicable indenture.

     In addition, if, as a result of our merger, consolidation, transfer or conveyance of substantially all our assets, any of our Principal Properties becomes subject to a mortgage or other lien not permitted by the senior indenture, we or our successor must take all necessary steps to equally and ratably secure our senior debt securities with such other secured indebtedness.

     (Section 801 of the indentures)

     Provisions Applicable Only to Senior Debt Securities

     Ranking. The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

     Covenants. The restrictive covenants summarized below will apply (unless waived or amended) so long as any of the senior debt securities are outstanding, unless the applicable prospectus supplement states otherwise. We have provided at the end of these covenants definitions of the capitalized words used in discussing the covenants.

     Limitation on Liens. We have agreed that we will not, and will not permit any Restricted Subsidiary to, create, incur, grant or suffer to exist any mortgage or other lien upon any Principal Property or any debt or equity securities issued by any Restricted Subsidiary and owned by us or a Restricted Subsidiary without securing the senior debt securities equally and ratably with, or prior to, all other indebtedness or other obligations secured by the mortgage or other lien. This covenant has certain exceptions, which generally permit:

•	mortgages and other liens existing on the date of the senior indenture;

•	mortgages and other liens existing on property owned by persons at the time they become Restricted Subsidiaries or created at that time;

•	mortgages and other liens existing at the time property is acquired by us or a Restricted Subsidiary;

•	mortgages and other liens securing the payment of all or any part of the price of acquiring, constructing, installing or improving property, or incurred at, or prior to, the time of acquisition or construction or within 90 days thereafter to finance the purchase, construction, alteration, repair or improvement thereof;

•	mortgages and other liens securing indebtedness of a Restricted Subsidiary owed to us or another Restricted Subsidiary;

•	mortgages and other liens existing on the property of a corporation at the time such corporation is merged into or substantially all of its assets are acquired by us or a Restricted Subsidiary;

•	mortgages and other liens existing on the property of a person at the time of our merger or the merger of a Restricted Subsidiary into such person or the sale of substantially all of our assets or the assets of a Restricted Subsidiary to such person;

•	mortgages and liens in favor of governmental entities to secure progress, advance other payments; and

•	generally any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any of the foregoing mortgages or other liens, so long as the principal amount of indebtedness or other obligations so secured at the time of such extension, renewal or replacement does not increase and the scope of the mortgage or other lien is limited to the same property subject to the mortgage or other lien so extended, renewed or replaced (and any improvements on such property).

     (Section 1007 of the senior indenture)

     Limitation on Sale and Leaseback Transactions. Generally, sale and leaseback transactions by us or any Restricted Subsidiary involving a Principal Property are prohibited unless the net proceeds from the sale are at least equal to fair value of the property involved, and within 90 days after the effective date of any such transaction we apply the net proceeds of the sale to the retirement of senior debt securities or Funded Debt of Hillenbrand or any Restricted Subsidiary ranking prior to or on a parity with senior debt securities. Sale and leaseback transactions with Restricted Subsidiaries or those having an aggregate lease term of three years or less are excepted from the prohibition. (Section 1008 of the senior indenture)

     Basket. Mortgages and other liens and sale and leaseback transactions otherwise prohibited by the senior indenture are permitted as long as the aggregate outstanding principal amount of all indebtedness of us and our Restricted Subsidiaries which would otherwise be subject to the prohibition on mortgages and other liens but for this basket and the Attributable Debt relating to existing sale and leaseback transactions which would otherwise be subject to the prohibition on sale and leaseback transactions but for this basket do not exceed 15% of shareholders’ equity reflected in our consolidated balance sheet. (Sections 1007 and 1008 of the senior indenture).

     General. Other than the foregoing restrictions on liens and sale and leaseback transactions, the senior indenture and the senior debt securities do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction involving Hillenbrand.

     Definitions. We have summarized below definitions of some of the terms used in the senior indenture. In the definitions, all references to “us”, “we” or “our” mean Hillenbrand Industries, Inc. only. (Section 101 of the senior indenture)

     “Attributable Debt” when used with respect to any sale and leaseback transaction means the present value (discounted at the weighted average interest rate borne by the outstanding senior debt securities compounded semi-annually) of the total net amount of rent required to be paid during the remaining term of the related lease (including any period for which such lease has been extended).

     “Funded Debt” means any indebtedness of Hillenbrand or a Restricted Subsidiary for borrowed money having a maturity of more than 12 months from the date such indebtedness was incurred or having a maturity of less than 12 months but by its terms being renewable or extendable at the option of the obligor beyond 12 months from the date such indebtedness was incurred.

     “Principal Property” means, generally, the corporate headquarters of Hillenbrand and each manufacturing facility of Hillenbrand or any Subsidiary in excess of 100,000 square feet located in the United States (other than its territories or possessions) or Puerto Rico, other than any such facility or portion thereof that our board of directors reasonably determines is not of material importance to the business conducted by us and our Subsidiaries as an entirety.

     “Restricted Subsidiary” means any Subsidiary that owns, operates or leases one or more Principal Properties.

     “Subsidiary” means each corporation of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency that permits the holders of any other class or classes of securities to vote for the election of one or more directors.

     Provisions Applicable Only to Subordinated Debt Securities

     The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1201 of the subordinated indenture)

     In addition, claims of our Subsidiaries’ creditors and preferred stockholders generally will have priority with respect to the assets and earnings of the Subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders of our subsidiaries.

     The subordinated indenture defines “senior indebtedness” to mean the principal of, premium, if any, and interest on:

•	all indebtedness for money borrowed or guaranteed by Hillenbrand other than the subordinated debt securities, unless the indebtedness is by its terms expressly stated to be not superior in right of payment, or to rank pari passu with, the subordinated debt securities; and

•	any deferrals, renewals or extensions of any senior indebtedness.

However, the term “senior indebtedness” will not include:

•	any of our obligations to our Subsidiaries;

•	any liability for Federal, state, local or other taxes owed or owing by us;

•	any accounts payable or other liability to trade creditors, arising in the ordinary course of business, including guarantees of, or instruments evidencing, such liabilities;

•	any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

•	any obligations with respect to any capital stock; or

•	any indebtedness incurred in violation of the subordinated indenture.

     There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

     Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

•	any senior indebtedness is not paid when due; or

•	any other default on senior indebtedness occurs and the maturity of that senior indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

     We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee. (Section 1203 of the subordinated indenture)

     If a default on senior indebtedness occurs that could result in the acceleration of that senior indebtedness’ maturity immediately without further notice (other than notice to effect the acceleration) or the expiration of any grace periods, the representatives of the holders of that senior indebtedness may notify us and the trustee in writing of the default and specify an election to make a payment blockage. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice of such default unless

•	the person who gave such notice gives written notice to the trustee and to us terminating the period of non-payment,

•	the senior indebtedness is paid in full or

•	the default that caused such notice is no longer continuing.

     If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1203 of the subordinated indenture)

     In the event we pay or distribute our assets to creditors upon a total or partial liquidation or dissolution of us, or in bankruptcy, reorganization, insolvency, receivership or similar proceedings relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment of principal of or interest on or other amounts payable with respect to subordinated debt securities. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness, except that holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to at least the same extent as the subordinated debt securities and do not provide for the payment of principal prior to the stated maturity of all senior indebtedness. (Section 1202 of the subordinated indenture)

     If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1205 of the subordinated indenture)

     If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1204 of the subordinated indenture)

     As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It is important to keep this in mind if you decide to hold our subordinated debt securities.

DESCRIPTION OF PREFERRED STOCK

     The following is a description of general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

     All the terms of the preferred stock are, or will be, contained in our amended and restated articles of incorporation and the articles of amendment relating to each series of the preferred stock, which will be effective without shareholder action and will be filed with the SEC at or before the time we issue a series of the preferred stock.

     Our amended and restated articles of incorporation authorize us to issue up to 1,000,000 shares of preferred stock, without par value, of which no shares had been issued as of the date of this prospectus. Under our charter, we are permitted to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

     The board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

•	whether dividends on that series of preferred stock will be cumulative and, if so, from which date;

•	the dividend rate;

•	the dividend payment date or dates;

•	the liquidation preference per share of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences or special rights applicable to that series of preferred stock.

     The preferred stock, when issued, will be fully paid and nonassessable.

     Dividends

     Holders of preferred stock will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates as set forth in the applicable articles of amendment. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the common stock and we may not redeem or purchase any common stock.

     Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

     Convertibility

     No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable articles of amendment and applicable prospectus supplement.

     Redemption and Sinking Fund

     No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable articles of amendment and applicable prospectus supplement.

     Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in the applicable articles of amendment.

     Liquidation

     In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the applicable prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock.

     If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

     The liquidation preference is not indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

     Voting

     The holders of preferred stock will not be entitled to vote with the holders of common stock in the election of directors, except as provided in the articles of amendment with respect to a particular series and the applicable prospectus supplement.

     No Other Rights

     The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, our amended and restated articles of incorporation or articles of amendment or as otherwise required by law.

     Transfer Agent and Registrar

     We will designate the transfer agent for each series of preferred stock in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

     The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement among us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

     Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

     The following is a summary of the most important terms of the depositary shares. The deposit agreement, our amended and restated articles of incorporation and the articles of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

     Dividends

     The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

     Liquidation Preference

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

     Redemption

     If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

     Voting

     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

     Withdrawal Of Preferred Stock

     Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

     Amendment and Termination of Deposit Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

     Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipts, if the charges are not paid.

     Reports to Holders

     The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary—and at other places as it thinks are advisable—any reports and communications we deliver to the depositary as the holder of preferred stock.

     Liability and Legal Proceedings

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

     Resignation and Removal of Depositary

     The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

     Federal Income Tax Consequences

     Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•	the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to 199,000,000 shares of common stock, without par value. As of July 18, 2003, 61,798,109 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange under the symbol “HB”.

     Dividends

     Holders of common stock are entitled to receive dividends out of any assets legally available for payment of dividends as may from time to time be declared by our Board of Directors, subject to the rights of the holders of preferred stock.

     Voting

     Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders, including, without limitation, the election of directors. The holders of common stock do not have cumulative voting rights.

     Rights Upon Liquidation

     In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

     Board Of Directors

     Our amended and restated articles of incorporation and amended and restated code of by-laws provide that our board of directors shall be divided into three classes each consisting of an equal, or as nearly equal as possible, number of directors. Each class will be elected for a three-year term, and the term of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or to replace our entire board of directors. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

     Miscellaneous

     Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

     The prospectus supplement relating to a particular issue of warrants to purchase debt securities, preferred stock or common stock will describe the terms of those warrants, including the following, to the extent applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities, preferred stock or common stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the number of shares of preferred stock or common stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

     This section describes the general terms of the securities purchase contracts and securities purchase units that Hillenbrand may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contracts and Stock Purchase Units

     We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specified formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

     The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or, (b) debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

     We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

     The debt purchase contracts may be issued separately or as a part of units consisting of debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

     The prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the prospectus supplement.

PLAN OF DISTRIBUTION

     We may sell the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

     We will describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

•	the names of any underwriters;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities of the series may be listed; and

•	any other information we think is important.

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     We may sell offered securities through agents designated by us. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will use their reasonable best efforts to solicit purchases for the period of their appointment.

     We also may sell offered securities directly. In this case, no underwriters or agents would be involved.

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

     In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities being offered or any other securities the prices of which may be used to determine payments on the securities being offered. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in the securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities being offered or any such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

     Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in the securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 1-6651. You can read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

     This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until our offering is completed:

1. Transition Report on Form 10-K for the period ended September 30,2002, filed with the SEC on January 6, 2003;

2. Quarterly Report on Form 10-Q for quarter ended December 31, 2002, filed with the SEC on February 14, 2003;

3. Quarterly Report on Form 10-Q for quarter ended March 31, 2003, filed with the SEC on May 12, 2003;

4. Quarterly Report on Form 10-Q for quarter ended June 30, 2003, filed with the SEC on August 1, 2003;

5. Current Reports on Form 8-K dated November 22, 2002, January 7, 2003, January 8, 2003, February 4, 2003, April 14, 2003, July 11, 2003, and August 4, 2003; and

6. Description of Hillenbrand’s common stock, contained in Form 8-A filed with the SEC on May 17, 1971.

     You may request a copy of these filings, other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into the filing, at no cost, and a copy of the indentures, the warrant agreements, the depositary agreement and any other agreements that we refer to in this prospectus by writing or calling us at our principal executive offices at the following address:

Hillenbrand Industries, Inc.
700 State Route 46 East
Batesville, Indiana 97006-9166
Attention: Secretary
(812) 934-7000

FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference in this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

We have tried, wherever possible, to identify these forward-looking statements by using words such as “intend”, “anticipate”, “believe”, “plan”, “mitigate”, “evaluate”, “attempt”, “could”, “future”, “expect”, “may”, “estimate”, “strategy”, “will”, “projection”, “should”, “forecast”, “continue” or the negative of those terms or other variations of them or by comparable terminology, but the absence of such terms does not mean that the statement is not forward-looking. In particular, statements, expressed or implied, concerning future actions, conditions or events, or future operating results or the ability to generate sales, income or cash flow are forward-looking statements.

     Forward-looking statements give our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors — many of which are beyond our control — that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. For example:

•	Failure to comply with the United States Food and Drug Administration regulations and similar foreign regulations applicable to our medical device products could expose us to enforcement actions or other adverse consequences.

•	Capital equipment sales and therapy bed rental revenues may continue to be adversely affected by Medicare and state government Medicaid reimbursement cuts that may affect customers in every segment of the our health care business.

•	Negative performance of our insurance investment portfolio could negatively impact earnings. The investment portfolio, which is primarily bond based, could be adversely affected by general economic conditions, changes in interest rates, default on debt instruments and other factors. Competitive pressures could also limit our ability to reduce liability crediting rates in response to the lower investment performance, adversely affecting profitability.

•	Continued declines and fluctuations in mortality rates and increased cremations may adversely affect, as they have in recent years, the volume of our sales of burial caskets.

•	Future financial performance will depend in part on the successful introduction of new products into the marketplace on a cost-effective basis. The financial success of new products could be adversely impacted by competitors’ products, customer acceptance, difficulties in product development and manufacturing, certain regulatory approvals and other factors.

•	Our health care and funeral services businesses are significantly dependent on several major contracts with large national providers and group purchasing organizations. Our relationships with these customers and organizations pose several risks to us.

•	Increased prices for or unavailability of raw materials or finished goods used in our products could adversely affect our profitability or revenues.

•	Implementation of our Enterprise Resource Planning system could cause us to make unplanned expenditures or could cause disruptions in our business.

•	Product liability or other liability claims could expose us to adverse judgments or could affect the sales of our products.

•	We may not be able to execute our growth strategy if we are unable to successfully acquire and integrate other companies in the health care industry.

•	We may not be successful in achieving expected operating efficiencies and operating cost reductions associated with announced restructuring, realignment and cost reduction activities.

     For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Hillenbrand’s Transition Report on Form 10-K for the period ended September 30, 2002 filed with the SEC and other factors described in this prospectus, the documents incorporated by reference in this prospectus or any prospectus supplement. We assume no obligation to update or revise any forward-looking statements.

VALIDITY OF THE SECURITIES

     The validity of shares of common stock and preferred stock to be offered by Hillenbrand will be passed upon for Hillenbrand by Barnes & Thornburg, Indianapolis, Indiana. The validity of the other securities to be offered by Hillenbrand will be passed upon for Hillenbrand by Bracewell & Patterson, L.L.P., Houston, Texas.

EXPERTS

     The audited financial statements incorporated in this prospectus by reference to Hillenbrand’s Transition Report on Form 10-K for the period ended September 30, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses Of Issuance And Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by Hillenbrand. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC registration fee):

SEC Registration Fee	$80,900
Printing expenses	75,000
Legal fees and expenses	200,000
Accounting fees and expenses	125,000
Trustee fees and expenses (including counsel fees)	25,000
Rating agency fees	200,000
Miscellaneous	50,000

Total	$755,900

Item 15.     Indemnification of Directors and Officers.

     Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers of directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

     Section 8.6 of our amended and restated articles of incorporation provides that we may indemnify our officers and directors against all liability and reasonable expenses incurred by such a person on account of or arising out of that person’s relationship to us, provided that the party to be indemnified satisfies the requirements of Chapter 37 of the Indiana Business Corporation Law.

     Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under, among other things, any other agreement. We have entered into indemnification agreements with our directors and certain of our officers which are broader than the mandatory indemnification provisions of Chapter 37. Generally, these indemnification agreements obligate us to indemnify each director to the full extent permitted by the laws of the State of Indiana. Indemnification is required against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of a claim, made against the director or officer by reason of his or her service in such role for us. Indemnification is not available in certain circumstances, including where the director or officer derived an improper personal benefit, where a court determines that indemnification is not lawful under any applicable statute or public policy or in connection with any proceeding initiated by the officer or director unless required by law, authorized by the Board of Directors or related to enforcement of the indemnification agreement.

     We carry directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers.

Item 16.     Exhibits.

EXHIBIT NO.

(1) (a)	Form of Underwriting Agreement for debt securities*

(1) (b)	Form of Underwriting Agreement for equity securities*

(4) (a)	Indenture dated as of December 1, 1991, between Hillenbrand Industries, Inc. and LaSalle Bank National Association (as successor to Harris Trust and Savings Bank) as Trustee (incorporated by reference to Exhibit (4) (a) to Registration Statement on Form S-3, Registration No. 33-44086)

(4) (b)	Form of Indenture for subordinated debt securities**

(4) (c)	Form of senior debt security (included in Exhibit (4) (a))

(4) (d)	Form of subordinated debt security*

(4) (e)	Form of Articles of Amendment*

(4) (f)	Form of preferred stock certificate*

(4) (g)	Form of Deposit Agreement*

(4) (h)	Form of Depositary Receipt (to be included as an exhibit to the Form of Deposit Agreement)*

(4) (i)	Form of Warrant Agreement*

(4) (j)	Form of Warrant Certificate (to be included as an exhibit to the Form of Warrant Agreement)*

(5) (a)	Opinion of Barnes & Thornburg**

(5) (b)	Opinion of Bracewell & Patterson, L.L.P.**

(12)	Computation of Ratio of Earnings to Fixed Charges

(23) (a)	Consent of PricewaterhouseCoopers LLP

(23) (b)	Consent of Barnes & Thornburg (included in Exhibit (5) (a))

(23) (c)	Consent of Bracewell & Patterson, L.L.P. (included in Exhibit (5) (b))

(24)	Powers of Attorney**

(25) (a)	Statement of Eligibility on form T-1 of LaSalle Bank National Association as Trustee under the Indenture filed as Exhibit (4) (a)**

(25) (b)	Statement of Eligibility on Form T-1 of Trustee under the Indenture for subordinated debt securities filed as Exhibit (4) (b)*

*To be filed by amendment or on a Form 8-K
**Previously filed

Item 17.     UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 4th day of August, 2003.

HILLENBRAND INDUSTRIES, INC.

By:	/s/ FREDERICK W. ROCKWOOD Frederick W. Rockwood President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ FREDERICK W. ROCKWOOD Frederick W. Rockwood	President, Chief Executive Officer and Director	August 4, 2003

/s/ SCOTT K. SORENSEN Scott K. Sorensen	Vice President and Chief Financial Officer	August 4, 2003

/s/ GREGORY N. MILLER Gregory N. Miller	Vice President-Controller and Chief Accounting Officer	August 4, 2003

/s/ RAY J. HILLENBRAND* Ray J. Hillenbrand	Chairman of the Board and Director	August 4, 2003

/s/ ROLF A. CLASSON* Rolf A. Classon	Director	August 4, 2003

/s/ CHARLES E. GOLDEN* Charles E. Golden	Director	August 4, 2003

NAME	TITLE	DATE

/s/ JOHN C. HANCOCK* John C. Hancock	Director	August 4, 2003

/s/ W AUGUST HILLENBRAND* W August Hillenbrand	Director	August 4, 2003

/s/ DANIEL A. HILLENBRAND* Daniel A. Hillenbrand	Director	August 4, 2003

/s/ JOHN A. HILLENBRAND II* John A. Hillenbrand II	Director	August 4, 2003

/s/ PETER H. SODERBERG* Peter H. Soderberg	Director	August 4, 2003

*By: /s/PATRICK D. DE MAYNADIER Patrick D. de Maynadier	Attorney-in-Fact	August 4, 2003

EXHIBIT INDEX

EXHIBIT NO.

(1) (a)	Form of Underwriting Agreement for debt securities*

(1) (b)	Form of Underwriting Agreement for equity securities*

(4) (a)	Indenture dated as of December 1, 1991, between Hillenbrand Industries, Inc. and LaSalle Bank National Association (as successor to Harris Trust and Savings Bank) as Trustee (incorporated by reference to Exhibit (4) (a) to Registration Statement on Form S-3, Registration No. 33-44086)

(4) (b)	Form of Indenture for subordinated debt securities**

(4) (c)	Form of senior debt security (included in Exhibit (4) (a))

(4) (d)	Form of subordinated debt security*

(4) (e)	Form of Articles of Amendment*

(4) (f)	Form of preferred stock certificate*

(4) (g)	Form of Deposit Agreement*

(4) (h)	Form of Depositary Receipt (to be included as an exhibit to the Form of Deposit Agreement)*

(4) (i)	Form of Warrant Agreement*

(4) (j)	Form of Warrant Certificate (to be included as an exhibit to the Form of Warrant Agreement)*

(5) (a)	Opinion of Barnes & Thornburg**

(5) (b)	Opinion of Bracewell & Patterson, L.L.P.**

(12)	Computation of Ratio of Earnings to Fixed Charges

(23) (a)	Consent of PricewaterhouseCoopers LLP

(23) (b)	Consent of Barnes & Thornburg (included in Exhibit (5) (a))

(23) (c)	Consent of Bracewell & Patterson, L.L.P. (included in Exhibit (5) (b))

(24)	Powers of Attorney**

(25) (a)	Statement of Eligibility on Form T-1 of LaSalle Bank National Association as Trustee under the Indenture filed as Exhibit (4) (a)**

(25) (b)	Statement of Eligibility on Form T-1 of Trustee under the Indenture for subordinated debt securities filed as Exhibit (4) (b)*

*To be filed by amendment or on a Form 8-K
**Previously filed